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                                                                    EXHIBIT 3.1B

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          GENERAL DYNAMICS CORPORATION

                             ---------------------

      FIRST: Name. The name of the corporation (hereinafter called the "Corporation") is "General Dynamics Corporation." The Corporation was initially incorporated on February 21, 1952 as "General and Atomic Manufacturing Company." On March 3, 1952, the name of the Corporation changed to "General Airmarine Corporation", and on March 11, 1952, the Corporation's name was changed to its present name, "General Dynamics Corporation."

      SECOND: Delaware Office and Registered Agent. The registered office or place of business of the Corporation in the State of Delaware is located at No. 306 South State Street in the City of Dover, County of Kent. The name and address of the registered agent of the Corporation in the State of Delaware is United States Corporation Company, No. 306 South State Street, Dover, Delaware.

      THIRD: Nature of the Business or Objects or Purposes. The nature of the business, or objects or purposes to be transacted, promoted or carried on are as follows:

              (1) To engage in the business of manufacture and operation of ships and aircraft and to build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, purchase, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge or otherwise generally dispose of, trade and deal in boats, ships, vessels, submarines and other means of navigation of whatsoever kind and description, and airplanes, airships, helicopters, missiles, dirigibles, balloons, blimps and other aircraft and space vehicles of whatsoever kind and description, whether for use upon or under the surface of the sea, in the air or otherwise, including, without limitation, the acquisition in any manner whatsoever of all plants, properties, real estate, personalty, materials, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.

              (2) To engage in the business of research and experimentation in the field of nuclear chain reaction and atomic energy for any and all civilian, military or other purposes whatsoever to engage in any business relating, directly or indirectly, to the use of nuclear, fissionable, fusionable and radioactive material and atomic energy of any description, and to build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, purchase, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge or otherwise generally dispose of, trade and deal in propulsion machinery, reactors, boilers, pressure vessels, engines, mechanisms, tools, implements, instruments, appliances and apparatus of whatsoever kind and description,
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       making us of, related to or having any purpose in connection with nuclear, fissionable, fusionable and radioactive materials and atomic energy, including, without limitation, the acquisition in any manner whatsoever of all plants, properties, real estate, personalty, materials, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.

              (3) To engage in the business of manufacture and operation of all types of transportation for use in the air, on and under the sea, and on and under the land, and to establish and maintain and operate shipping lines, air lines and vehicular lines of every description for the transportation of passengers and goods, to build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, purchase, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge or otherwise generally dispose of, trade and deal in ships and aircraft as hereinabove provided for, as well as automobiles, trucks, trailers, motorcycles, tractors and other vehicles of whatsoever kind and description, including, without limitation, the acquisition in any manner whatsoever of all plants, properties, real estate, personalty, materials, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto. Nothing herein shall be deemed to authorize the Corporation to construct, maintain or operate public utilities within the State of Delaware.

              (4) To engage in the business of manufacture of machinery of every description, to build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, purchase, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge or otherwise generally dispose of, trade and deal in propulsion machinery, motors, engines, mechanisms, tools, implements, instruments, appliances and apparatus of whatsoever kind and description, whether operated by gasoline, kerosene, alcohol, electricity, oil, steam, nuclear fission, fusion or any other means, whether now known or hereafter discovered, including without limitation the acquisition in any manner whatsoever of all plants, properties, real estate, personalty, materials, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.

              (5) To engage in the business of manufacture of telephones, radios, televisions, radar, communication devices of any nature, and electronic products, to build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, purchase, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge or otherwise generally dispose of, trade and deal in telephonic, radio, broadcasting, receiving, televisual, radar, electric, magnetic, electro-magnetic, recording, reproducing, transmitting, phonographic, amplifying, message-receiving and message-sending apparatus, equipment, materials, articles, accessories, parts, instruments, appliances,


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       devices, implements, machine, tools, supplies, preparations, exchanges, circuits, networks, services, systems and contrivances of all kinds, electronic devices and products of any nature, now known or hereafter discovered, including without limitation the acquisition in any manner whatsoever of all plants, properties, real estate, personalty, materials, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.

              (6) To engage in the business of manufacture of synthetic and plastic substances and products, to build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, purchase, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge or otherwise generally dispose of, trade and deal in synthetic rubber, plywood, vulcanized fiber, celluloid, natural or synthetic plastics, plastic substances and materials, and any and all natural or synthetic organic materials made from cellulose, proteins, hydrocarbons or resins, including any and all compounds, mixtures and derivatives of the foregoing or any of them, and any and all articles consisting or partly consisting of the foregoing, including, without limitation, the acquisition in any manner whatsoever of all plants, properties, real estate, personality, materials, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.

              (7) To engage in the business of manufacture, production, purchase, creation or acquisition in any manner of, to use, transport, sell, market and dispose of, and generally to deal in and with liquid and compressed gases of all kinds, petrochemicals and other chemicals of the same or different character, and raw materials therefor and derivatives thereof, extracts, flavors, foods, syrups, preparations and products, and to manufacture, fabricate, produce, buy or otherwise create or acquire, erect, equip and install, use, transport, sell, lease, market and dispose of, and generally to deal in and with, machinery, appliances and supplies, including bottling machinery of all kinds and for all purposes, and all accessories thereto and appliances therefor, and store fixtures and furniture and furnishings, including soda fountains and all appurtenances thereto.

              (8) To engage in the business of manufacturing, producing, purchasing, creating or acquiring in any manner and to use, transport, sell, lease, market and dispose of and generally to deal in and with brick, stone, lumber, cement, sand, gravel, aluminum, concrete materials, crushed stone, floor treatments, insulation, limes, masonry materials, metal products, paints and coatings, paper, pipe, plaster materials, refractories, roofing materials, and any other materials without limit used in the building, construction and other industries, and to manufacture, fabricate, produce, buy, or otherwise create or acquire, and erect, equip and install, use, transport, sell, lease, market and dispose of and generally deal in and with the foregoing and any machinery, appliances and supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.

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              (9) To engage in the business of mining, milling, concentrating, converting, smelting, treating, preparing for market, manufacturing, buying, selling, exchanging and otherwise producing and dealing in coal, sand, gravel, aluminum, lime, dolomite, and without limitation any and all minerals whatsoever and the products and by-products thereof of every kind and description and by whatever process the same can be or may hereafter be produced and generally and without limit as to amount to buy, sell, exchange, lease, acquire, and otherwise deal in lands, mines and mineral rights and claims and to conduct all business appertaining thereto, to purchase, lease or otherwise acquire mining rights, timber rights, oil and gas rights, mines, buildings, dwellings, plants, machinery, tools and other properties whatsoever which may from time to time be deemed advantageous, to mine and market any mineral or other product that may be found in or on such lands and to explore, work, exercise, develop or turn to account the same; to construct, operate, own, lease or otherwise make use of, railways, tramways, boats, barges, vessels, automotive vehicles, or any means of transportation whatsoever in mining and moving and transporting such products, including, without limitation the acquisition in any manner whatsoever of all plants, properties, real estate, personalty, material, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.

              (10) To engage in the business of manufacturing and merchandising, generally and without limitation, all types of products and articles, to build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, purchase, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge or otherwise generally dispose of, trade and deal in, all types of manufactured products, articles, apparatus, machinery, machines, equipment, devices, accessories, systems, parts, supplies, tools, implements, apparatus, raw materials, natural products, manufactured products, of whatsoever kind and description, including, without limitation, the acquisition in any manner whatsoever of all plants, properties, real estate, personalty, materials, machinery, motive power, supplies and other articles necessary or convenient for use, directly or indirectly, in connection therewith or related thereto.


              (11) To build, manufacture, fabricate, construct, assemble, design, develop, experiment with, produce, import, export, charter, hire or otherwise acquire, own, maintain, sell, lease, transfer, hold, operate, use, install, equip, replace, service, process, reprocess, repair, remodel, recondition, assign, mortgage, pledge, or otherwise generally dispose of, trade and deal in, goods, chattels, wares, merchandise and personal property of every class and description.

              (12) To purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, including oil and other mineral rights, and any personal or mixed property, and any franchises, rights, licenses or privileges of whatsoever kind and description.

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              (13) To engage in engineering, research, experimental, laboratory and development work in connection with any or all of its purposes, to act as engineering or research counselors and consultants, and in connection wherewith to render management, engineering, research, technical and advisory services to persons, firms, corporations, and others.

              (14) To purchase, lease or otherwise acquire the whole or any part of the business, goodwill, rights and property of any kind, of any person, firm, association or corporation, domestic or foreign, and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation and to pay for the same in cash, stock, bonds, evidences of indebtedness or property of the Corporation or otherwise.

              (15) To purchase, lease or otherwise acquire and to register, hold, develop, experiment with, own, maintain, sell, transfer, use, enjoy, operate, introduce, assign, pledge or otherwise generally dispose of, trade and deal in, all patent rights and letters patent of the United States, or of any other country, inventions, designs, formulae, concessions, trade-marks, trade names, brands, labels, copyrights, know-how, improvements and processes, whether or not used in connection with or secured under letter patent of the United States or of any other country, and to apply for, obtain and register, copyrights, trade-marks and patents in connection with the same, and to grant or accept licenses or territorial rights in respect thereof or otherwise turn the same to account.

              (16) To purchase, or otherwise acquire, for investment or otherwise, to hold, sell, transfer, mortgage, pledge, exchange or otherwise deal in or dispose of bonds, mortgages, debentures, shares or obligations of any corporation, foreign or domestic, and to exercise in respect thereof all the rights, powers and privileges of individual owners thereof.

              (17) To draw, make, accept, discount, endorse, execute and issue bonds, debentures, promissory notes and all other transferable or negotiable instruments.

              (18) To endorse, guarantee and secure the payment and satisfaction of bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations and evidences of indebtedness, and also to guarantee and secure the payment or satisfaction of interest on obligations and of dividends on shares of the capital stock of other corporations; also to assume and guarantee the whole or any part of the liabilities, existing or prospective, of any person, corporation, firm or association; and to aid in any manner any other person or corporation with which it has business dealings, or whose stocks, bonds, or other obligations are held or are in any manner guaranteed by the Corporation, and to do any other acts and things for the preservation, protection, improvement or enhancement of the value of such stocks, bonds, or other obligations.

              (19) To purchase, hold, sell and reissue shares of its own stock.

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              (20) To issue or exchange stocks, bonds and other obligations in payment for property purchased or acquired by it, or for any other object in or about its business, to borrow money without limit, to mortgage or pledge its franchises, real or personal property, income and profits accruing to it, any stocks, bonds or other obligations, or any property which may be acquired by it, and to secure any bonds or other obligations by it issued or incurred.

              (21) To act as selling agents for other manufacturers, and to manufacture for its own account, and to buy, sell, import, export, and generally deal in, guns, bombs, munitions, and weapons of every name or description, and parts, accessories, and equipment used in connection therewith or thereunto appertaining.

              (22) To finance for others the manufacture, purchase, ownership, sale, maintenance and operation of boats, ships, vessels, submarines, airplanes, airships, helicopters, guided missiles, dirigibles, balloons, blimps, automobiles, motor cars, taxicabs, motor trucks, any and all other vessels, aircraft and vehicles of whatsoever kind and description, radios, televisions, telephone equipment, or parts and accessories thereto appertaining, or any other property, real, personal or mixed, of whatsoever kind and description; to buy, sell and generally deal in notes, chattel mortgages, mortgages, conditional sales agreements, accounts and bills receivable and commercial paper and/or liens upon any property, real, personal or mixed, of whatsoever kind and description, and to conduct generally the business of an investment broker or finance corporation, and to buy, sell and generally deal in stocks, bonds, notes or securities of every name and description, but not to exercise the functions of bank discount.

              (23) To act as agents or subagents, brokers and factors for any person, firm, association, corporation or government; and to employ any subagent for any principal whether disclosed or undisclosed, or to act as principal and to employ any agent or subagent, all for the purpose of obtaining or acquiring by any means any contract, charter, lease, agreement or property of any nature or for any other purpose whatsoever; to act as intermediary, broker or negotiator between principals and/or agents including, inter alia, lessors, lessees, charterers, buyers, sellers, mortgagors, mortgagees, pledgors and pledgees; and to make agreements, contracts or charters in its own name or in the name of any person, firm, association or corporation which it represents.

              (24) To carry on any business whatsoever which the Corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated, directly or indirectly, to promote the interests of the Corporation or to enhance the value of its property, as contractor, subcontractor, principal, agent, commission merchant, wholesaler, retailer, attorney in fact, broker, factor, or in any other capacity or in any combination of capacities; to conduct its business in the State of Delaware, in other States, in the District of Columbia, in the Territories, Possessions and Colonies of the United States of America, and in foreign countries; and to hold, purchase, lease or otherwise acquire, sell, mortgage and convey or otherwise dispose of, without limit, real and personal property,

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       either in or out of the State of Delaware, and to have and to exercise all the powers conferred by the laws of the State of Delaware upon corporations organized under the act pursuant to and under which the Corporation is organized.

              (25) To do all and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein set forth, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part of parts thereof, provided the same be not inconsistent with the laws under which the Corporation is organized.

FOURTH:     Capital Stock.


       1. Number of Shares Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred and Fifty Million (350,000,000), of which Three Hundred Million (300,000,000) shares of the par value of $1.00 each are to be of a class designated as Common Stock and Fifty Million (50,000,000) shares of the par value of $1.00 each are to be of a class designated as Preferred Stock.

       2. Consideration for Issuance of Stock May Be Fixed by Directors. Shares of stock of any class now or hereafter authorized may be issued by the Corporation from time to time for such consideration not less than the par value thereof as shall be fixed from time to time by the Board of Directors of the Corporation. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be declared and taken to be fully paid stock and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares. Subscriptions to, or the purchase price of, shares of stock of the Corporation may be paid for, wholly or partly, by cash, by labor done, by personal property, or by real property or leases thereof. In the absence of actual fraud in the transaction, the judgment of the Directors as to the value of such labor, property, real estate or leases thereof shall be conclusive.

       3. Provisions with Respect to Stock. The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the classes of stock of the Corporation which are fixed by this Certificate of Incorporation, and the authority vested in the Board of Directors to fix by resolution or resolutions providing for the issue of Preferred Stock the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of Preferred Stock which are not fixed by this Certificate of Incorporation, are as follows:

              (1) The Preferred Stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively

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       designated by letter or descriptive words. All series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of Section 3(b) of this Article FOURTH.

              (2) Authority is hereby vested in the Board of Directors from time to time to issue the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting powers, if any, the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, in respect of the matters set forth in the following paragraphs (1) to (8), inclusive:

                     (1) The distinctive designation of such series and the
              number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

                     (2) The dividend rate of such series and any limitations,
              restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                     (3) The price or prices at which, and the terms and
              conditions on which, the shares of such series may be redeemed by the Corporation;

                     (4) The amount or amounts payable upon the shares of such
              series in the event of any liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares of such series;

                     (5) Whether. or not the shares of such series shall be
              entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series and, if so entitled, the amount of such fund and the manner of its application;

                     (6) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation or shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                     (7) Whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers; and

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                     (8) Whether or not the issue of any additional shares of
              such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Article FOURTH and, if subject to additional restrictions, the extent of such additional restrictions.

              (3) Before any sum or sums shall be set aside for or applied to the purchase of Common Stock and before any dividends shall be declared or paid or any distribution ordered or made upon the Common Stock (other than a dividend payable in Common Stock), the Corporation shall comply with the dividend and sinking fund provisions, if any, of any resolution or resolutions providing for the issue of any series of Preferred Stock any shares of which shall at the time be outstanding.

              (4) Subject to the provisions of Section 3(c) of this Article FOURTH, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

              (5) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Preferred Stock of each series then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock, an amount determined as provided in Section 3(b) of this Article FOURTH for every share of their holdings of Preferred Stock of such series. If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Preferred Stock of all series the full amounts to which they respectively shall be entitled, the holders of Preferred Stock of all series shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to Preferred Stock of all series were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders. Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

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              (6) Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of Preferred Stock, as such holders, (i) shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose and (ii) shall not be entitled to notice of any meeting of stockholders.

              (7) Subject to the provisions of any applicable law, or of the by-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

              (8) Script Certificates or Cash Equivalents. No fractional shares of stock of any class of the Corporation now or hereafter authorized shall be issuable upon or in connection with any conversion, split-up, merger, consolidation, reclassification, stock dividend or otherwise. In lieu of any such fractional share, the person entitled to an interest in respect of such a fractional share shall be entitled, as determined from time to time by the Board of Directors of the Corporation, to either (i) scrip certificates for fractional shares with such terms and conditions as the Board of Directors shall prescribe or (ii) the cash equivalent of any such fractional share based upon the market value thereof at the date upon which rights in respect of any such fractional share shall accrue.

              (9) Unclaimed Dividends. Anything herein to the contrary notwithstanding, any and all right, title, interest and claim in or to any dividends declared, or other distributions made, by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

       4. Rights or Options. The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such rights or options may be issued and any such shares may be purchased from the Corporation upon the exercise of any such right or option shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the Directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

       5. Negation of Preemptive Right. No holder of any stock of the Corporation of any class now or hereafter authorized shall have any right, preemptive or otherwise, as such holder (other than such right, if any, as the Board of Directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any part paid receipts or allotment certificates in respect of any such shares, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire any such shares, whether such shares, receipts, certificates, securities, warrants or other instruments be unissued, or issued and thereafter acquired by the Corporation.

      FIFTH: Minimum Capital. The minimum amount of capital of the Corporation shall be $1,000,000.

      SIXTH:  Existence.  The Corporation shall have perpetual existence.

      SEVENTH: Corporate Debts. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

      EIGHTH: Meetings. The stockholders and the Board of Directors shall have power to hold their meetings within or without the State of Delaware at such place or places as from time to time may be designated by the by-laws, or in case of the Board of Directors, by resolution of the Board or by consent of all its members.

      NINTH: The Board of Directors and Certain of its Powers. Without limiting the generality of any other matters herein contained:

              (1) The number of directors of the Corporation shall not be less than three, shall be fixed by, or in the manner provided in, the by-laws and may be altered from time to time as may be provided therein. In case of any increase in the number of directors, whether or not by amendment of the by-laws by the Board of Directors, or in case of any vacancy on the Board of Directors however caused, the additional directors may be elected or the vacancy filled by the Board of Directors or by the stockholders in accordance with the laws of the State of Delaware. The by-laws shall prescribe the number of directors necessary to constitute a quorum, which number may be less than a majority of the whole Board of Directors but not less than one-third of the whole Board of Directors. The election of directors of the Corporation need not be by ballot unless the by-laws shall so require.

              (2) The Board of Directors shall have the power, without the assent or vote of the shareholders, except as otherwise expressly provided by law or by the Certificate of Incorporation or by the by-laws of the Corporation, to fix the time for the declaration and payment of dividends, to fix and vary the amount to be reserved for any proper purposes, to authorize and to cause to be executed mortgages and liens upon the real and personal property of the Corporation, including after-acquired property, to determine the use and disposition of any surplus or net profits arising from the business of the Corporation and to use and apply any such surplus or net profits for the purchase or acquisition of bonds or other obligations or shares of stock of the Corporation, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient, and shares of stock of the Corporation so purchased or acquired may be resold.

              (3) All corporate powers, including, but not limited to, the power to fix, and from time to time to change, the compensation to be paid to members of the Board of Directors, and to members of any committee of the Board of Directors, shall be exercised by the Board of Directors, without the assent or other action of the stockholders, except as otherwise expressly provided by law or by the Certificate of Incorporation or by the by-laws of the Corporation.

              (4) Without the assent or other action of the stockholders, unless otherwise expressly provided by law or by the Certificate of Incorporation, the Board of Directors may purchase, acquire, hold, lease, mortgage, pledge, grant options with respect to, sell and convey such property, real or personal, without as well as within the State of Delaware, as the Board of Directors may, from time to time, determine; and, in payment for any property, it may issue or cause to be issued stock of the Corporation, bonds, debentures, or other obligations thereof, secured or unsecured.

              (5) The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

              (6) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, however, to the provisions of the statutes of the State of Delaware, of the Certificate of Incorporation, and of the by-laws of the Corporation.

       TENTH: By-Laws. Subject to any limitation which may be imposed by the stockholders or by statute, the Board of Directors may make by-laws and from time to time may alter, amend or repeal any by-law or by-laws.

      ELEVENTH: Interest of Directors and Officers in Contracts and Transactions. No contract or other transaction between the Corporation and any other corporation and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation; any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the Corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested.

      TWELFTH:    Indemnification of Directors and Officers.

      6. To the extent not inconsistent with Delaware law as in effect from time to time, every person (and the heirs, executors and administrators of such person) who is or was a director or officer of the Corporation, or of any other corporation which he serves or served as such at the written request of the Corporation and of which the Corporation directly or indirectly is or was a stockholder or creditor or in which (or in the capital stocks, bonds, securities, other obligations or assets of which) it is or was or expects to become in any way interested, shall in accordance with the provisions of this Article be indemnified by the Corporation against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action, suit or proceeding; provided that such director or officer is either wholly successful with respect thereto, or acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other corporation and in addition, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. "Claim, action, suit or proceeding" shall include any claim, action, suit or proceeding (whether brought by or in the right of the Corporation or any other corporation or otherwise), civil, criminal, administrative or investigative, or threat thereof, in which a director or officer of the Corporation or such other corporation (or his heirs, executors or administrators) may become involved, as a party or otherwise,

              (1) by reason of his being or having been a director or officer of the Corporation or such other corporation or a member of any committee of the Board of Directors of the Corporation or such other corporation, or

              (2) by reason of his acting or having acted in any capacity in a partnership, association, trust or other organization or entity where he served as such at the request of the Corporation, or

              (3) by reason of any action taken or not taken by him in his capacity as such director, officer or member of such committee, whether or not he continues in such capacity at the time such liability or expense shall have been incurred or asserted.

The terms "liability" and "expense" shall include, but not be limited to, costs, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by or on behalf of, a director or officer. The term "wholly successful" shall mean termination, withdrawal or dismissal (with or without prejudice) of any claim, action, suit or proceeding against the person in question without any express finding of liability or guilt against him, or the expiration of a reasonable period of time after the making of any claim or threat of an action, suit or proceeding without the institution of the same, without any payment or promise made to induce a settlement. The termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director or officer did not meet the standards of conduct herein set forth in this Section 1.

              7. Every person (and the heirs, executors and administrators of such person) referred to in Section I of this Article who has been wholly successful with respect to any claim, action, suit or proceeding shall be entitled to indemnification. Every other person claiming indemnification under
Section 1 (and the heirs, executors and administrators of such person) shall be entitled to indemnification if special independent legal counsel, other than regular counsel of the Corporation, or other disinterested person or persons, in either case compensated by the Corporation and selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the Referee), shall deliver to the Corporation their written finding that such director or officer has met the standards of conduct set forth in Section 1. The person claiming indemnification shall at the request of the Referee appear before him and answer questions which the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which he relies for indemnification.

              8. Expenses incurred with respect to any claim, action, suit or proceeding may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless he is entitled to indemnification under this Article.

              9. The rights of indemnification provided in this Article shall be in addition to any rights to which any such director or officer may otherwise be entitled by statute, by-law, agreement, vote of stockholders or otherwise, and shall apply only to claims made against such director or officer after April 26, 1967 (and any other matters shall continue to be covered by the provisions of this Article as in effect immediately prior to said date). Persons who are not directors or officers of the Corporation or of such other corporation but are employees of the Corporation or any subsidiary may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

              10. Irrespective of the provisions of this Article, the Board of Directors may, at any time or from time to time, approve indemnification of directors and officers or other persons to the full extent permitted by the provisions of the Delaware General Corporation Law at the time in effect, whether on account of past or future actions or transactions.

      THIRTEENTH: Limitation on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Restated Certificate of Incorporation. Any repeal or amendment of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a director of the Corporation existing at the time of such repeal or amendment.

      FOURTEENTH: Compromise or Arrangement. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      FIFTEENTH: Amendments. The Corporation reserves the right to amend, alter, repeal or make additions to any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the statutes and laws of the State of Delaware, and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

      SIXTEENTH: Descriptive Headings. The descriptive headings of the several articles, sections and paragraphs of this Certificate of Incorporation are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                   CERTIFICATE

      The undersigned, David A. Savner, Secretary of GENERAL DYNAMICS CORPORATION, a Delaware corporation, does hereby certify that the foregoing is a true copy of the Certificate of Incorporation of the Corporation in effect as of this date.

      WITNESS my hand and the seal of the Corporation this 30th day of July, 1999.

(CORPORATE SEAL)

                                                 by /s/ David A. Savner
                                                 -------------------------------
                                                      David A. Savner
                                                          Secretary